Exhibit 99.01
Eastman Announces Second-Quarter 2023 Financial Results

KINGSPORT, Tenn., July 27, 2023 – Eastman Chemical Company (NYSE:EMN) announced its second-quarter 2023 financial results.

•Solid sequential improvement in earnings despite a persistent weak demand environment, driven by disciplined pricing, lower variable costs, and cost saving initiatives
•Continue to expect to reduce cost structure by more than $200 million, net of inflation
•Generated strong operating cash flow in the second quarter and remain on track with full-year 2023 cash target with aggressive actions to reduce inventories

(In millions, except per share amounts; unaudited)	2Q2023	2Q2022
Sales revenue	$2,324	$2,784
Earnings before interest and taxes ("EBIT")	323	426
Adjusted EBIT*	336	469
Earnings per diluted share	2.27	2.03
Adjusted earnings per diluted share*	1.99	2.83
Net cash provided by operating activities	410	245

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, 4B, and 6.

“Our second-quarter results demonstrated solid improvement compared with first quarter, reflecting continued commercial excellence in pricing and the benefit of lower raw material and energy costs,” said Mark Costa, Board Chair and CEO. “We delivered this performance despite a global economic environment that remained challenging due to weak primary demand particularly in consumer durables and building and construction end markets. Customer inventory destocking also continued in the second quarter across a number of end markets. In this sustained challenging macro environment, we continue to be focused on what we can control including price discipline, cost reduction, and working capital management. We continue to be confident in the resiliency of our portfolio and the sustainability of our strong cash flow going forward. We are also excited about the progress on our circular economy initiatives, including our target to produce material and realize revenue around year end from our Kingsport, Tennessee, methanolysis facility.”

Corporate Results 2Q 2023 versus 2Q 2022

Sales revenue decreased 17 percent primarily due to 15 percent lower sales volume/mix.

Sales volume/mix was lower across most product lines due to the continuation of weak primary demand and continued customer inventory destocking across several end markets, including consumer durables, building and construction, agriculture, and medical. This weakness was partially offset by automotive where we continue to benefit from momentum in our premium products. Higher selling prices in Fibers and Advanced Materials reflect the solid price gains to recover significantly higher raw material, energy, and distribution costs.

EBIT decreased due to lower sales volume/mix, lower capacity utilization including actions to reduce inventory, increased pension expense, and an unfavorable impact from foreign currency. These factors were partially offset by lower variable costs more than offsetting lower selling prices.

Segment Results 2Q 2023 versus 2Q 2022

Advanced Materials – Sales revenue was down 13 percent due to 15 percent lower sales volume/mix, partially offset by 3 percent higher selling prices.

Lower sales volume/mix in specialty plastics was due to continued weak demand and aggressive customer inventory destocking, particularly in the consumer durables, medical, and consumables end markets. The lower sales volume/mix was partially offset by solid demand in the automotive end market resulting in improved product mix for advanced interlayers driven by increased sales of premium products including strong growth in electric vehicles. Higher selling prices, particularly for advanced interlayers, were a result of significant levels of inflation.

EBIT decreased due to lower volume/mix, lower capacity utilization including actions to reduce inventory, and an unfavorable impact from foreign currency. These factors were partially offset by slightly higher selling prices and lower variable costs.

Additives & Functional Products – Sales revenue decreased 19 percent due to 14 percent lower sales volume/mix and 5 percent lower selling prices.

Sales volume/mix was lower across the segment due to weak demand especially in the building and construction end market as well as customer inventory destocking in the agriculture end market partially offset by continuing recovery of aviation fluids. Lower selling prices were primarily due to cost pass through contracts in care additives.

EBIT decreased due to lower sales volume/mix and lower capacity utilization, partially offset by lower variable costs more than offsetting lower selling prices.

Fibers – Sales revenue increased 33 percent primarily due to 32 percent higher selling prices.

Substantially higher selling prices for acetate tow were due to an increase in industry capacity utilization and higher raw material, energy, and distribution prices.

EBIT increased due to recovery of margins as higher selling prices returned EBIT margins to acceptable performance levels.

Chemical Intermediates – Sales revenue decreased 33 percent primarily due to 22 percent lower sales volume/mix and 11 percent lower selling prices.

Sales volume/mix was lower in plasticizers and olefins due to continued weak end-market demand and customer inventory destocking, including for building and construction, consumer durables, and industrial. In addition, the prior year period for acetyl products included strong sales volume/mix related to tight market conditions resulting from competitor outages. Selling prices were lower due to lower raw material prices.

EBIT decreased due to lower sales volume/mix and lower spreads, which were above mid-cycle levels in the year-ago period.

Cash Flow

In second quarter 2023, cash provided by operating activities was $410 million compared to $245 million in second quarter 2022. In second quarter 2023, the company returned $144 million to stockholders through dividends and share repurchases. See Table 5. Priorities for uses of available cash for 2023 include organic growth investments, payment of the quarterly dividend, bolt-on acquisitions, share repurchases to offset dilution, and net debt reduction.

2023 Outlook

Commenting on the outlook for full-year 2023, Costa said: “We delivered solid results in the first half of the year despite the challenging global economic environment. With the continued uncertainty, our focus remains on what we can control. This includes demonstrating strong commercial excellence with pricing discipline enabling margin recovery as we realize lower raw material, energy, and distribution costs. We also continue to expect to reduce our manufacturing, supply chain, and non-manufacturing costs by a total of $200 million for the year, net of inflation. Looking to the second half, we continue to expect auto, aviation, and other markets to modestly improve. However, we have reduced our demand growth outlook and therefore now expect primary demand across many of our end markets to be stable compared with the first half. Given the limited improvement in demand, we expect inventory destocking by our customers to persist, although at somewhat lower levels. Consistent with prioritizing cash flow in this environment, we are taking actions to meaningfully reduce our inventories, which when combined with reduced demand expectations, will result in lower capacity utilization and a substantial earnings headwind in the back half of the year. Taking this together, we expect second half adjusted earnings per share (EPS) to be somewhat below first half and for 2023 EPS to be between $6.50 and $7.00. In addition, we continue to expect to generate $1.4 billion of operating cash flow in 2023.”

The full-year 2023 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans. Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on July 28, 2023, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on July 27, 2023. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 393116. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from approximately 1:00 p.m. ET, July 28, 2023, to 11:59 p.m. ET, Aug 7, 2023, at +1 (866) 813-9403, passcode 179037.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2022 revenue of approximately $10.6 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
July 27, 2023

For Eastman Chemical Company Second Quarter 2023 Financial Results Release

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2023	2022	2023	2022
Sales	$2,324	$2,784	$4,736	$5,498
Cost of sales (1)(2)	1,740	2,114	3,623	4,278
Gross profit	584	670	1,113	1,220
Selling, general and administrative expenses	185	185	376	381
Research and development expenses	60	67	122	132
Asset impairments and restructuring charges, net	—	19	22	21
Other components of post-employment (benefit) cost, net	(3)	(34)	(6)	(65)
Other (income) charges, net	19	14	30	2
Gain on divested business (3)	—	(7)	—	(10)
Earnings before interest and taxes	323	426	569	759
Net interest expense	54	45	106	91
Earnings before income taxes	269	381	463	668
(Benefit from) provision for income taxes	(3)	124	57	175
Net earnings	272	257	406	493
Less: Net earnings attributable to noncontrolling interest	—	1	—	2
Net earnings attributable to Eastman	$272	$256	$406	$491

Basic earnings per share attributable to Eastman	$2.28	$2.05	$3.41	$3.87
Diluted earnings per share attributable to Eastman	$2.27	$2.03	$3.39	$3.82

Shares (in millions) outstanding at end of period	118.6	122.8	118.6	122.8
Shares (in millions) used for earnings per share calculation
Basic	118.8	124.8	118.9	126.9
Diluted	119.6	126.4	119.6	128.6
(1)First six months 2023 includes $8 million insurance proceeds, net of costs, and second quarter and first six months 2022 included $17 million and $42 million costs, net of insurance proceeds, respectively, from the previously reported operational incident at the Kingsport site as a result of a steam line failure (the "steam line incident").
(2)First six months 2023 includes $23 million accelerated depreciation related to the closure of an acetate yarn manufacturing facility in Europe.
(3)Second quarter and first six months 2022 related to the sale of adhesives resins (including hydrocarbon resins, pure monomer resins, polyolefin polymers, rosins and dispersions, and oleochemical and fatty-acid based resins product lines).

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Sales by Segment
Advanced Materials	$739	$846	$1,481	$1,583
Additives & Functional Products (1)	747	924	1,524	1,813
Chemical Intermediates (1)	514	772	1,103	1,487
Fibers	323	242	626	455
Total Sales by Segment	2,323	2,784	4,734	5,338
Other (2)	1	—	2	160
Total Eastman Chemical Company	$2,324	$2,784	$4,736	$5,498

First Quarter
(Dollars in millions, unaudited)	2023
Sales by Segment
Advanced Materials	$742
Additives & Functional Products	777
Chemical Intermediates	589
Fibers	303
Total Sales by Segment	2,411
Other	1
Total Eastman Chemical Company	$2,412
(1)Second quarter and first six months 2022 sales revenue and earnings before interest and taxes ("EBIT") have been recast as a result of the Company's product moves during first quarter 2023.
(2)"Other" in first six months 2022 includes sales revenue and EBIT from a previously divested business.

Table 2B – Sales Revenue Change

	Second Quarter 2023 Compared to Second Quarter 2022
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(13)%	(15)%	3%	(1)%
Additives & Functional Products	(19)%	(14)%	(5)%	—%
Chemical Intermediates	(33)%	(22)%	(11)%	—%
Fibers	33%	1%	32%	—%
Total Eastman Chemical Company (1)	(17)%	(15)%	(1)%	(1)%

	First Six Months 2023 Compared to First Six Months 2022
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect	Divested Business Effect
Advanced Materials	(6)%	(11)%	6%	(1)%	—%
Additives & Functional Products	(16)%	(15)%	—%	(1)%	—%
Chemical Intermediates	(26)%	(18)%	(8)%	—%	—%
Fibers	38%	3%	36%	(1)%	—%
Total Eastman Chemical Company (1)	(14)%	(13)%	3%	(1)%	(3)%
(1)Sales revenue in Other is included in Total Eastman Chemical Company.

	Second Quarter 2023 Compared to First Quarter 2023
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(1)%	(1)%	—%	—%
Additives & Functional Products	(4)%	—%	(4)%	—%
Chemical Intermediates	(13)%	(8)%	(5)%	—%
Fibers	7%	6%	1%	—%

Total Eastman Chemical Company	(4)%	(2)%	(2)%	—%

Table 2C – Sales by Customer Location

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Sales by Customer Location
United States and Canada	$1,000	$1,304	$2,065	$2,502
Europe, Middle East, and Africa	635	681	1,344	1,426
Asia Pacific	557	638	1,078	1,250
Latin America	132	161	249	320
Total Eastman Chemical Company	$2,324	$2,784	$4,736	$5,498

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)(2)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Advanced Materials
Earnings before interest and taxes	$99	$141	$185	$202
Asset impairments and restructuring charges, net	—	17	—	18
Excluding non-core item	99	158	185	220
Additives & Functional Products
Earnings before interest and taxes	140	160	264	327
Chemical Intermediates
Earnings before interest and taxes	39	142	81	254
Asset impairments and restructuring charges, net	—	1	—	2
Excluding non-core item	39	143	81	256
Fibers
Earnings before interest and taxes	106	37	171	61
Asset impairments and restructuring charges, net (3)	—	—	6	—
Accelerated depreciation (3)	—	—	23	—
Excluding non-core items	106	37	200	61
Other
Loss before interest and taxes	(61)	(54)	(132)	(85)
Mark-to-market pension and other postretirement benefit plans (gain), net	—	(3)	—	(3)
Asset impairments and restructuring charges, net (4)	—	1	16	1
Net steam line incident costs (insurance proceeds) (5)	—	17	(8)	42
Net (gain) loss on divested business and transaction costs	—	(5)	—	1
Environmental and other costs (6)	13	15	13	15
Excluding non-core and unusual items	(48)	(29)	(111)	(29)

Total Eastman Chemical Company
Earnings before interest and taxes	323	426	569	759
Mark-to-market pension and other postretirement benefit plans (gain), net	—	(3)	—	(3)
Asset impairments and restructuring charges, net	—	19	22	21
Net steam line incident costs (insurance proceeds)	—	17	(8)	42
Net (gain) loss on divested business and transaction costs	—	(5)	—	1
Accelerated depreciation	—	—	23	—
Environmental and other costs	13	15	13	15
Total earnings before interest and taxes excluding non-core and unusual items	$336	$469	$619	$835
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2022 for description of second quarter and first six months 2022 non-core and unusual items.
(2)See Table 2A Note 1.
(3)Site closure costs and accelerated depreciation related to the closure of an acetate yarn manufacturing facility in Europe.
(4)Severance charges as part of fourth quarter 2022 cost reduction initiatives.
(5)See Table 1 Note 1.
(6)Environmental and other costs from previously divested or non-operational sites and product lines.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$323	$426	$569	$759
Costs of sales	—	17	15	42
Selling, general and administrative expenses	—	2	—	11
Asset impairments and restructuring charges, net	—	19	22	21
Other components of post-employment (benefit) cost, net	—	(3)	—	(3)
Other (income) charges, net	13	15	13	15
Gain on divested business	—	(7)	—	(10)
Total earnings before interest and taxes excluding non-core and unusual items	$336	$469	$619	$835

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

First Quarter
(Dollars in millions, unaudited)	2023
Advanced Materials
Earnings before interest and taxes	$86
Additives & Functional Products
Earnings before interest and taxes	124
Chemical Intermediates
Earnings before interest and taxes	42
Fibers
Earnings before interest and taxes	65
Asset impairments and restructuring charges, net	6
Accelerated depreciation	23
Excluding non-core items	94
Other
Loss before interest and taxes	(71)
Asset impairments and restructuring charges, net	16
Net steam line incident costs (insurance proceeds)	(8)
Excluding non-core and unusual items	(63)

Total Eastman Chemical Company
Earnings before interest and taxes	246
Asset impairments and restructuring charges, net	22
Net steam line incident costs (insurance proceeds)	(8)
Accelerated depreciation	23
Total earnings before interest and taxes excluding non-core and unusual items	$283

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$246
Costs of sales	15
Asset impairments and restructuring charges, net	22
Total earnings before interest and taxes excluding non-core and unusual items	$283

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for first quarter 2023 for description of first quarter 2023 non-core and unusual items.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Second Quarter				First Six Months
(Dollars in millions, unaudited)	2023		2022		2023		2022
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$99	13.4%	$158	18.7%	$185	12.5%	$220	13.9%
Additives & Functional Products (3)	140	18.7%	160	17.3%	264	17.3%	327	18.0%
Chemical Intermediates (3)	39	7.6%	143	18.5%	81	7.3%	256	17.2%
Fibers	106	32.8%	37	15.3%	200	31.9%	61	13.4%
Total segment EBIT excluding non-core and unusual items	384	16.5%	498	17.9%	730	15.4%	864	16.2%
Other	(48)		(29)		(111)		(29)
Total EBIT excluding non-core and unusual items	$336	14.5%	$469	16.8%	$619	13.1%	$835	15.2%

	First Quarter
(Dollars in millions, unaudited)	2023
	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$86	11.6%
Additives & Functional Products	124	16.0%
Chemical Intermediates	42	7.1%
Fibers	94	31.0%
Total segment EBIT excluding non-core and unusual items	346	14.4%
Other	(63)
Total EBIT excluding non-core and unusual items	$283	11.7%

(1)For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.
(3)See Table 2A Note 1.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Second Quarter 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	(Benefit from) Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$323	$269	$(3)	(1)%	$272	$2.27
Non-Core and Unusual Items: (1)
Environmental and other costs	13	13	4		9	0.08
Adjustment from tax law changes (2)	—	—	23		(23)	(0.19)
Interim adjustment to tax provision (3)	—	—	20		(20)	(0.17)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$336	$282	$44	16%	$238	$1.99

	Second Quarter 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$426	$381	$124	33%	$256	$2.03
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	19	19	4		15	0.12
Mark-to-market pension and other postretirement benefit plans (gain), net	(3)	(3)	—		(3)	(0.02)
Net (gain) loss on divested business and transaction costs	(5)	(5)	(61)		56	0.43
Steam line incident costs (insurance proceeds), net	17	17	4		13	0.10
Environmental and other costs	15	15	4		11	0.09
Interim adjustment to tax provision (3)	—	—	(10)		10	0.08
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$469	$424	$65	16%	$358	$2.83

(1)See Table 3A for description of second quarter 2023 and 2022 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Second quarter and first six months 2023 included a decrease to the provision due to state tax law changes that were enacted in second quarter 2023 that extend the carryforward period to utilize existing state credits. Additionally, an increase in first six months 2023 was recognized as a result of state guidance issued in first quarter 2023 related to the 2017 Tax Cuts and Jobs Act (the "Tax Reform Act").
(3)The adjusted provision for income taxes for second quarter 2023 and 2022 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Six Months 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$569	$463	$57	12%	$406	$3.39
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	22	22	4		18	0.14
Accelerated depreciation	23	23	3		20	0.17
Steam line incident costs (insurance proceeds), net	(8)	(8)	(2)		(6)	(0.05)
Environmental and other costs	13	13	4		9	0.08
Interim adjustment to tax provision (2)	—	—	14		(14)	(0.11)
Non-GAAP (Excluding non-core and unusual items)	$619	$513	$80	16%	$433	$3.62

	First Six Months 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$759	$668	$175	26%	$491	$3.82
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	21	21	5		16	0.13
Net (gain) loss on divested business and transaction costs	1	1	(63)		64	0.50
Mark-to-market pension and other postretirement benefit plans (gain), net	(3)	(3)	—		(3)	(0.02)
Steam line incident costs (insurance proceeds), net	42	42	10		32	0.24
Environmental and other costs	15	15	4		11	0.09
Interim adjustment to tax provision (2)	—	—	(16)		16	0.12
Non-GAAP (Excluding non-core and unusual items)	$835	$744	$115	16%	$627	$4.88

(1)See Table 3A for description of first six months 2023 and 2022 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first six months 2023 and 2022 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Quarter 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$246	$194	$60	31%	$134	$1.12
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	22	22	4		18	0.14
Accelerated depreciation	23	23	3		20	0.17
Steam line incident costs (insurance proceeds), net	(8)	(8)	(2)		(6)	(0.05)
Adjustment from tax law changes (2)	—	—	(23)		23	0.19
Interim adjustment to tax provision (3)	—	—	(6)		6	0.06
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$283	$231	$36	16%	$195	$1.63

(1)See Table 3A for description of first quarter 2023 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Increase to the provision for state income taxes due to adjustment of the amount recognized in prior periods resulting from recently issued state guidance related to the Tax Reform Act.
(3)The adjusted provision for income taxes for first quarter 2023 was calculated applying the then forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Six Months (1)
	2023	2022
Effective tax rate	12%	26%
Tax impact of current year non-core and unusual items (2)	2%	(6)%
Changes in tax contingencies and valuation allowances	2%	—%
Forecasted full year impact of expected tax events	—%	(4)%
Forecasted full year adjusted effective tax rate	16%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent for both first six months 2023 and 2022.
(2)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5 – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Operating activities
Net earnings	$272	$257	$406	$493
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	119	122	260	243
Mark-to-market pension and other postretirement benefit plans (gain), net	—	(3)	—	(3)
Loss on sale of assets	—	15	—	15
Gain on divested business	—	(7)	—	(10)
Benefit from deferred income taxes	(86)	(57)	(93)	(81)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	124	(36)	33	(163)
(Increase) decrease in inventories	(29)	(188)	(73)	(372)
Increase (decrease) in trade payables	(158)	27	(290)	179
Pension and other postretirement contributions (in excess of) less than expenses	(10)	(38)	(29)	(81)
Variable compensation payments (in excess of) less than expenses	65	36	49	(132)
Other items, net	113	117	145	174
Net cash provided by operating activities	410	245	408	262
Investing activities
Additions to properties and equipment	(239)	(135)	(413)	(247)
Proceeds from sale of businesses	—	998	16	998
Acquisition, net of cash acquired	(3)	(1)	(76)	(1)
Additions to capitalized software	(2)	(4)	(4)	(7)
Other items, net	(2)	15	(21)	13
Net cash (used in) provided by investing activities	(246)	873	(498)	756
Financing activities
Net increase (decrease) in commercial paper and other borrowings	603	(236)	277	—
Proceeds from borrowings	—	500	796	500
Repayment of borrowings	(808)	(550)	(808)	(550)
Dividends paid to stockholders	(94)	(98)	(188)	(196)
Treasury stock purchases	(50)	(752)	(50)	(752)
Proceeds from stock option exercises and other items, net	(4)	(3)	(23)	(12)
Net cash (used in) provided by financing activities	(353)	(1,139)	4	(1,010)
Effect of exchange rate changes on cash and cash equivalents	—	(10)	3	(11)
Net change in cash and cash equivalents	(189)	(31)	(83)	(3)
Cash and cash equivalents at beginning of period	599	487	493	459
Cash and cash equivalents at end of period	$410	$456	$410	$456

Table 6 – Total Borrowings to Net Debt Reconciliations

	June 30,	December 31,
(Dollars in millions, unaudited)	2023	2022
Total borrowings	$5,437	$5,151
Less: Cash and cash equivalents	410	493
Net debt (1)	$5,027	$4,658

(1)Includes non-cash increase of $12 million in 2023 and non-cash decrease of $85 million in 2022 resulting from foreign currency exchange rates.